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                                                                     Exhibit 2.1
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                             NEWSEDGE CORPORATION
                               80 Blanchard Road
                     Burlington, Massachusetts 01803-5125

                                            August 1, 2000

Office.com Inc.
300 Park Avenue - 15/th/ Floor
New York, New York 10010

Individual.com Inc.
685 Third Avenue
New York, New York 10017

Attention: Stuart B. Rekant

Gentlemen:

          Reference is made to:

          (A) The Stock Purchase Agreement dated February 18, 2000 between Office.com Inc ("Office") and NewsEdge Corporation ("NewsEdge") relating to the sale and purchase of the capital stock of Individual.com Inc. ("Individual") (the "Stock Purchase Agreement"); and

          (B) The NERTS License Agreement dated February 18, 2000 by and between NewsEdge and Individual and Office (the "License Agreement").

          NewsEdge hereby represents and confirms that its ownership of at least 20% of the capital stock of Individual is no longer necessary for NewsEdge to be able to grant the rights under the Third-Party Content Agreements (as defined in the License Agreement) granted by it to Individual pursuant to the License Agreement. Accordingly, this will confirm our agreement as follows:

          1. The Stock Purchase Agreement is hereby amended to provide that (a) the Second Closing (as defined therein) shall take place on the date hereof concurrently with the execution of this Letter Agreement and in effectuation thereof NewsEdge shall deliver to Office, by overnight courier, a stock power with respect to the Remaining Shares (as defined in the Stock Purchase Agreement and which are in the possession of counsel to Office) duly executed by NewsEdge for transfer of the Remaining Shares to Office; (b) the Third Installment (as defined in the Stock Purchase Agreement) of $3,000,000 shall be paid by wire transfer to NewsEdge=s account on September 1, 2000, without interest; (c) $1,000,000 of the Final Payment (as defined in the Stock Purchase Agreement) shall be paid by wire transfer to NewsEdge=s account on December 26, 2000, without interest, and the remaining $1,000,000 of the Final Payment shall be paid by wire transfer to NewsEdge's account on February 28, 2001, without interest; and (d) Section 1.02(b) of the Stock Purchase Agreement is hereby deleted.
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          2.  The License Agreement is hereby amended to provide that the
NewsEdge review topics to be delivered to Individual pursuant to Section 2 of the License Agreement are also to be delivered to Office and that the licenses granted to Individual by NewsEdge pursuant to Section 3.1 thereof are also to be granted to Office and that the responsibilities specified in Section 2.2 thereof and the limitations specified in Section 3.2 thereof shall apply to Office as well as to Individual.

          3. Section B.2 of Exhibit B to the License Agreement is hereby amended to read as follows:
          AB.2 Renewal Term(s).  For the first Renewal Term, Individual.com
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          shall pay NewsEdge a fee of Two Million Dollars ($2,000,000.00) for
          use of the NERTs, payable in four (4) equal quarterly installments of Five Hundred Thousand Dollars ($500,000) at the end of each three-month period during such Renewal Term. No less than ninety (90) days prior to the end of each Renewal Term (if any), the parties shall commence good faith negotiations regarding the fee for the subsequent Renewal Term.@

          Please confirm your agreement to the foregoing by signing a counterpart of this Letter Agreement in the place provided below and returning it to the undersigned. On receipt of such signed counterpart, NewsEdge will effectuate delivery to Office of a stock power with respect to the Remaining Shares as set forth above.

                                    Very truly yours,

                                    NEWSEDGE CORPORATION


                                    By: /s/ Ronald R. Benanto
                                    Title:  Chief Financial Officer
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AGREED:

OFFICE.COM INC.

By:______________________
Title:_____________________


INDIVIDUAL.COM INC.


By:______________________
Title:_____________________